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                                  Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                Quarter Ended
                                                  March 31,
                                              ------------------
                                                1998      1997
                                              --------  --------
Earnings:
      Earnings before income tax expense       $ 9,976   $ 9,246
      Add:
      Interest on advances and other
       borrowings                               21,136    17,507
      Interest component of rental
       expense                                     556       215
                                               -------   -------
      Earnings before fixed charges
       excluding interest on customer
       deposits                                 31,668    26,968
      Interest on customer deposits             40,996    19,594
                                               -------   -------
      Earnings before fixed charges            $72,664   $46,562
                                               =======   =======

Fixed Charges:
      Interest on advances and other
       borrowings                               21,136    17,507
      Interest component of rental
       expense                                     556       215
                                               -------   -------
      Fixed charges excluding interest
       on customer deposits                     21,692    17,722
      Interest on customer deposits             40,996    19,594
                                               -------   -------
      Total fixed charges                      $62,688   $37,316
                                               =======   =======

Ratio of earnings to fixed charges
 including interest on customer deposits         1.16x     1.25x
Ratio of earnings to fixed charges
 excluding interest on customer deposits         1.46x     1.52x

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